Exhibit 99.1

For Immediate Release	Contact:	ir@hudsonrpo.com

Hudson Global Reports 2019 First Quarter Results

OLD GREENWICH, CT - May 9, 2019 - Hudson Global, Inc. (Nasdaq: HSON), a leading global talent solutions company, announced today financial results for the quarter ended March 31, 2019.

2019 First Quarter Summary

•	Revenue of $16.2 million decreased by 0.2 percent from the same period in 2018 and increased 9.2 percent in constant currency.

•	Gross profit of $9.4 million decreased 7.5 percent from the first quarter of 2018 and decreased 2.5 percent in constant currency.

•
Net loss of $1.9 million, or $0.06 per basic and diluted share, compared to net income of $10.7 million, or $0.33 per basic and diluted share, for the first quarter of 2018. The results in the first quarter of 2018 included net loss from continuing operations of $2.9 million and income from discontinued operations of $13.6 million related to the sale of the recruitment and talent management businesses.

•	Adjusted EBITDA (Non-GAAP measure)* loss of $1.8 million compared to adjusted EBITDA loss of $2.2 million in the first quarter of 2018.

•	Reduced shares outstanding by approximately 8%.

"The Asia Pacific region once again led with the strongest performance while results in Europe and the Americas were mixed," said Jeff Eberwein, chief executive officer at Hudson Global. Mr. Eberwein continued, "With a significant transition year in 2018 behind us, our global RPO business is now primed for growth. We have an exciting new client relationship starting in Australia in Q2 and several other new client wins ramping up in all three regions as the year unfolds. We reaffirm our 2019 guidance for revenue and gross profit growth to exceed 10% versus 2018 and for Adjusted EBITDA to grow faster than this rate."

* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). Adjusted EBITDA and EBITDA are defined in the segment tables at the end of this release and a reconciliation of such Non-GAAP measures to the most directly comparable GAAP measures is included within such segment tables.

Regional Highlights

The divested businesses are treated as discontinued operations, therefore the discussion below is focused on the continuing operations of the RPO business for all periods presented. Prior period EBITDA and Adjusted EBITDA may not be comparable due to regional support and infrastructure cost allocation treatment between continuing and discontinued operations following the divestitures.

Asia Pacific

Asia Pacific's revenue of $8.7 million increased 13 percent while gross profit of $4.6 million increased 3 percent in constant currency in the first quarter of 2019 compared to the same period in 2018. Growth was driven by new client wins as well as higher volumes at existing clients, with the strongest growth coming from Asia. EBITDA loss was $0.0 million in the first quarter compared to EBITDA of $0.5 million a year ago. Asia Pacific delivered adjusted EBITDA of $0.2 million compared to adjusted EBITDA of $0.6 million in the first quarter of 2018.

Americas

In the first quarter of 2019, Americas' revenue of $3.1 million decreased 15 percent while gross profit of $2.8 million decreased 12 percent compared to the first quarter of 2018. Weaker volumes in the media and life sciences sectors were partially offset by growth in financial services. EBITDA loss was $0.4 million in the first quarter compared to EBITDA of $0.3 million a year ago. The region delivered adjusted EBITDA loss of $0.3 million for the first quarter compared to adjusted EBITDA of $0.4 million a year ago.

Europe

Europe's revenue of $4.4 million increased 27 percent while gross profit of $2.0 million was flat on a constant currency basis in the first quarter of 2019 compared to the first quarter of 2018. The UK and Continental Europe both contributed to the revenue growth, increasing by $0.8 million or 26 percent and $0.1 million or 31 percent, respectively. EBITDA loss was $0.3 million in the first quarter compared to EBITDA of $0.0 million a year ago. Adjusted EBITDA loss was $0.2 million in the first quarter of 2018 compared to Adjusted EBITDA of $0.1 million a year ago.

Liquidity and Capital Resources

The Company ended the first quarter of 2019 with $30.8 million in cash, which includes $0.6 million in restricted cash. In April, we finalized a new credit facility with NAB in Australia to support the expected growth in working capital needs in that market. The Company used $6.2 million in cash flow from operations during the first quarter of 2019. The use of cash was primarily driven by the seasonal increase in trade receivables as well as the payment of annual bonuses.

Share Repurchase Program

The Company has a common stock share repurchase authorization in place of $10.0 million. Since the inception of this program in the third quarter of 2015 through the end of the first quarter of 2019, the Company has purchased 3.9 million shares for a total cost of $7.7 million. The Company continues to view share repurchases as an attractive use of capital.

In addition, as previously announced, the company completed a tender offer in March for 2.5 million shares of the Company's common stock for an aggregate cost of $3.7 million, excluding fees and expenses relating to the tender offer.

Corporate Costs

Immediately following the closing of the divestitures at the end of the first quarter of 2018, management reviewed the company's corporate costs on a line-by-line basis. The company believes the run rate for corporate costs in 2019 should be approximately $4 million, excluding non-recurring items. This is about 50% lower than in 2018 including severance costs, or about one-third lower excluding severance costs. This reduction has come without any impact on its operating business.

Corporate costs in the first quarter of 2019 were higher than expected due to one-time expenses related to audit and legal matters.

Business Outlook

With respect to forward-looking non-GAAP measures, a reconciliation of the non-GAAP measures to the corresponding GAAP measures is not available without unreasonable efforts due to the variability, complexity and low visibility of the non-cash and other items described below that we exclude from the non-GAAP outlook measures. The variability of these items is likely to have a significant impact on our future GAAP financial results.

For 2019, the company continues to expect to grow revenue and gross profit more than 10 percent versus 2018, and adjusted EBITDA before corporate costs should grow faster than this rate. This combination of growth in its RPO business and reduction in corporate costs should enable the company to generate positive adjusted EBITDA in 2019.

Conference Call/Webcast

Hudson will conduct a conference call today at 10:00 a.m. ET to discuss this announcement. Individuals wishing to listen can access the webcast on the investor information section of the Company's web site at hudsonrpo.com.

If you wish to join the conference call, please use the dial-in information below:

•	Toll-Fee Dial-In Number: (877) 497-1434

•	International Dial-In Number: (929) 387-3951

•	Conference ID #: 7595319

The archived call will be available on the investor information section of the Company's web site at hudsonrpo.com.

About Hudson RPO

Hudson Global, Inc. is a leading total talent solutions provider operating under the brand name Hudson RPO. We deliver innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide. Through our consultative approach, we develop tailored talent solutions designed to meet our clients’ strategic growth initiatives. As a trusted advisor, we meet our commitments, deliver quality and value, and always aim to exceed expectations.

For more information, please visit us at hudsonrpo.com or contact us at ir@hudsonrpo.com.

Forward-Looking Statements

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, Hudson Global’s ability to achieve anticipated benefits from the sales of its recruitment and talent management operations in Europe and Asia Pacific and operate successfully as a company focused on its RPO business; global economic fluctuations; the company’s ability to successfully achieve its strategic initiatives; risks related to fluctuations in the company's operating results from quarter to quarter; the ability of clients to terminate their relationship with the company at any time and the impact of any loss of a significant client; competition in the company's markets; the negative cash flows and operating losses that may recur in the future; risks associated with the company's investment strategy; risks related to international operations, including foreign currency fluctuations; the company's dependence on key management personnel; the company's ability to attract and retain highly skilled professionals; the company's ability to collect accounts receivable; the company’s ability to maintain costs at an acceptable level; the company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to providing uninterrupted service to clients; the company's exposure to employment-related claims from clients, employers and regulatory authorities, current and former employees in connection with the company’s business reorganization initiatives and limits on related insurance coverage; the company’s ability to utilize net operating loss carry-forwards; volatility of the company's stock price; the impact of government regulations; restrictions imposed by blocking arrangements; and risks related to potential acquisitions or dispositions of businesses by the company. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$16,187	$16,215
Direct costs	6,791	6,061
Gross profit	9,396	10,154
Operating expenses:
Salaries and related	9,172	10,359
Other selling, general and administrative	2,188	2,453
Depreciation and amortization	18	—
Total operating expenses	11,378	12,812
Operating loss	(1,982)	(2,658)
Non-operating income (expense):
Interest income, net	313	—
Other expense, net	(37)	(67)
Loss from continuing operation before provision for income taxes	(1,706)	(2,725)
Provision for income taxes from continuing operations	65	172
Loss from continuing operations	(1,771)	(2,897)
(Loss) income from discontinued operations, net of income taxes	(131)	13,618
Net (loss) income	$(1,902)	$10,721
Basic and diluted earnings (loss) per share:
Basic and diluted loss per share from continuing operations	$(0.05)	$(0.09)
Basic and diluted earnings per share from discontinued operations	—	0.42
Basic and diluted (loss) earnings per share	$(0.06)	$0.33
Weighted-average shares outstanding:
Basic	32,877	32,146
Diluted	32,877	32,146
-

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$30,266	$40,562
Accounts receivable, less allowance for doubtful accounts of $93 and $41, respectively	12,587	9,893
Prepaid and other	1,173	671
Current assets of discontinued operations	—	941
Total current assets	44,026	52,067
Property and equipment, net	184	170
Operating lease right-of-use assets	639	—
Deferred tax assets, non-current	620	583
Restricted cash, non-current	377	352
Other assets, non-current	7	7
Total assets	$45,853	$53,179
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$983	$1,461
Accrued expenses and other current liabilities	7,205	8,984
Operating lease obligations, current	297	—
Current liabilities of discontinued operations	23	115
Total current liabilities	8,508	10,560
Income tax payable, non-current	2,036	1,982
Operating lease obligations, non-current	342	—
Other non-current liabilities	151	150
Total liabilities	11,037	12,692
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized; 36,217 and 36,135 shares issued; 29,389 and 31,905 shares outstanding, respectively	36	36
Additional paid-in capital	485,279	485,095
Accumulated deficit	(437,454)	(435,552)
Accumulated other comprehensive loss	(541)	(606)
Treasury stock, 6,828 and 4,230 shares, respectively, at cost	(12,504)	(8,486)
Total stockholders’ equity	34,816	40,487
Total liabilities and stockholders' equity	$45,853	$53,179

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - QUARTER TO DATE
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(unaudited)

For The Three Months Ended March 31, 2019	Hudson Asia Pacific	Hudson Americas	Hudson Europe	Corporate	Total
Revenue, from external customers	$8,679	$3,140	$4,368	$—	$16,187
Gross profit, from external customers	$4,590	$2,762	$2,044	$—	$9,396
Net loss					$(1,902)
Loss from discontinued operations, net of income taxes					(131)
Loss from continuing operations					(1,771)
Provision for income taxes					65
Interest income, net					(313)
Depreciation and amortization					18
EBITDA (loss) (1)	$(48)	$(414)	$(348)	$(1,191)	(2,001)
Non-operating expense (income), including corporate administration charges	214	123	152	(452)	37
Stock-based compensation expense	21	13	1	149	184
Adjusted EBITDA (loss) (1)	$187	$(278)	$(195)	$(1,494)	$(1,780)

For The Three Months Ended March 31, 2018	Hudson Asia Pacific	Hudson Americas	Hudson Europe	Corporate	Total
Revenue, from external customers	$8,825	$3,700	$3,690	$—	$16,215
Gross profit, from external customers	$4,923	$3,126	$2,105	$—	$10,154
Net income					$10,721
Income from discontinued operations, net of income taxes					13,618
Loss from continuing operations					(2,897)
Provision for income taxes					172
Interest expense (income), net					—
Depreciation and amortization					—
EBITDA (loss) (1)	$544	$291	$11	$(3,571)	(2,725)
Non-operating expense (income), including corporate administration charges	75	52	41	(100)	68
Stock-based compensation expense	4	27	—	432	463
Adjusted EBITDA (loss) (1)	$623	$370	$52	$(3,239)	$(2,194)

(1)
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, goodwill and other impairment charges, business reorganization expenses, stock-based compensation expense and other expenses (“Adjusted EBITDA”) are presented to provide additional information about the Company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. However, EBITDA and adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
SEGMENT ANALYSIS - QUARTER TO DATE (continued)
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(unaudited)

For The Three Months Ended December 31, 2018	Hudson Asia Pacific	Hudson Americas	Hudson Europe	Corporate	Total
Revenue, from external customers	$9,215	$3,124	$4,236	$—	$16,575
Gross profit, from external customers	$5,513	$2,686	$2,069	$—	$10,268
Net loss					$(620)
Loss from discontinued operations, net of income taxes					(427)
Loss from continuing operations					(193)
Benefit from income taxes					(294)
Interest income, net					(136)
Depreciation and amortization					13
EBITDA (loss) (1)	$705	$137	$(265)	$(1,187)	(610)
Non-operating expense (income), including corporate administration charges	220	91	(1)	(246)	64
Stock-based compensation expense	21	13	(9)	184	209
Adjusted EBITDA (loss) (1)	$946	$241	$(275)	$(1,249)	$(337)

For The Three Months Ended June 30, 2018	Hudson Asia Pacific	Hudson Americas	Hudson Europe	Corporate	Total
Revenue, from external customers	$9,600	$3,509	$3,906	$—	$17,015
Gross profit, from external customers	$5,759	$2,923	$2,119	$—	$10,801
Net loss					$(1,364)
Loss from discontinued operations, net of income taxes					(11)
Loss from continuing operations					(1,353)
Provision for income taxes					109
Interest income, net					(60)
Depreciation and amortization					2
EBITDA (loss) (1)	$508	$(76)	$34	$(1,768)	(1,302)
Non-operating expense (income), including corporate administration charges	345	208	148	(656)	45
Stock-based compensation expense	9	16	6	149	180
Adjusted EBITDA (loss) (1)	$862	$148	$188	$(2,275)	$(1,077)

(1)
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) and non-GAAP earnings before interest, income taxes, depreciation and amortization, non-operating income, goodwill and other impairment charges, business reorganization expenses, stock-based compensation expense and other expenses (“Adjusted EBITDA”) are presented to provide additional information about the Company's operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. However, EBITDA and adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Furthermore, EBITDA and adjusted EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON GLOBAL, INC.
RECONCILIATION FOR CONSTANT CURRENCY
(in thousands) (unaudited)

The Company operates on a global basis, with the majority of its gross profit generated outside of the United States. Accordingly, fluctuations in foreign currency exchange rates can affect its results of operations. Constant currency information compares financial results between periods as if exchange rates had remained constant period-over-period. The Company currently defines the term “constant currency” to mean that financial data for a previously reported period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the current period. Changes in revenue, gross profit, selling, general and administrative expenses ("SG&A"), operating income (loss) and EBITDA (loss) include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The Company’s management reviews and analyzes business results in constant currency and believes these results better represent the Company’s underlying business trends. The Company believes that these calculations are a useful measure, indicating the actual change in operations. There are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings.

	Three Months Ended March 31,
	2019	2018
	As	As	Currency	Constant
	reported	reported	translation	currency
Revenue:
Hudson Asia Pacific	$8,679	$8,825	$(1,134)	$7,691
Hudson Americas	3,140	3,700	(7)	3,693
Hudson Europe	4,368	3,690	(247)	3,443
Total	$16,187	$16,215	$(1,388)	$14,827
Gross profit:
Hudson Asia Pacific	$4,590	$4,923	$(452)	$4,471
Hudson Americas	2,762	3,126	(7)	3,119
Hudson Europe	2,044	2,105	(62)	2,043
Total	$9,396	$10,154	$(521)	$9,633
SG&A (1):
Hudson Asia Pacific	$4,396	$4,303	$(449)	$3,854
Hudson Americas	3,089	2,781	(8)	2,773
Hudson Europe	2,239	2,056	(81)	1,975
Corporate	1,636	3,672	—	3,672
Total	$11,360	$12,812	$(538)	$12,274
Operating income (loss):
Hudson Asia Pacific	$160	$620	$—	$620
Hudson Americas	(297)	343	—	343
Hudson Europe	(202)	52	20	72
Corporate	(1,643)	(3,673)	(1)	(3,674)
Total	$(1,982)	$(2,658)	$19	$(2,639)
EBITDA (loss):
Hudson Asia Pacific	$(48)	$544	$8	$552
Hudson Americas	(414)	291	—	291
Hudson Europe	(348)	11	22	33
Corporate	(1,191)	(3,571)	(2)	(3,573)
Total	$(2,001)	$(2,725)	$28	$(2,697)

(1)	SG&A is a measure that management uses to evaluate the segments’ expenses and includes salaries and related costs and other selling, general and administrative costs.